Exhibit 10.6

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 16, 2007, amends and restates that certain Employment Agreement dated December 12, 2006 (the “Original Agreement”), is made by and between Square 1 Bank, a North Carolina-chartered commercial bank (the “Bank”), Square 1 Financial, Inc., a Delaware corporation (the “Company”), the holding company for the Bank, and Judith Erwin, an individual resident of California (the “Executive”) and is intended by the parties to be effective from the date of the Original Agreement. All references to the term “Employer” as used herein shall refer to the Bank and the Company.

WHEREAS, the Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and promote the best interests of the Bank and its shareholders.

WHEREAS, the Employer is engaged in a competitive business in which confidential information about its business plans , operations, and customers would be of great value to Employer’s competitors and, as such, Executive is willing to restrict Executive’s activities during the term of this Agreement and thereafter in exchange for Employer’s commitment to obligations to Executive as herein provided.

WHEREAS, the Company concurrently with the Original Agreement granted the Executive an option to purchase 70,000 shares of the Company’s stock on the terms set forth therein.

WHEREAS, the Company desires to amend and restate the Original Agreement to provide additional consideration to Executive if Executive’s employment is terminated without Cause or for Good Reason in the form of the acceleration of Options upon the terms and conditions set forth herein.

WHEREAS, the Executive is and remains willing to serve the Employer on the terms and conditions herein provided.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

l. Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as Executive Vice President of the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with Executive’s position. The Executive shall devote full business time, attention, skill and efforts to the performance of Executive’s duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer’s policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing Executive’s personal investments, provided that such activities do not materially interfere with the performance of Executive’s duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

2. Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence on the date hereof and be for a term commencing on the date hereof and ending on August 8, 2008 (the “Initial Term”). Thereafter, the employment shall be extended for additional terms of one year each (“Additional Term”) unless a Notice of Termination, as defined hereinafter, shall be delivered by the Bank and the Company to Executive not less than six months prior to the end of the Initial Term or six months prior to the end of the Additional Term, if applicable. A Notice of Termination shall mean a written notice of termination from the Employer or the Executive that specifies an effective date of termination and indicates the specific termination provision in this Agreement relied upon.

3. Compensation and Benefits.

(a) The Employer shall pay the Executive an initial annual base salary of $150,000, payable in accordance with the Bank’s standard payroll procedures. The Board (or an appropriate committee of the Board) shall review the Executive’s performance and salary at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an additional increase is appropriate.

(b) The Executive shall be entitled to participate in the Company’s stock option program on terms consistent with such program.

(c) The Executive shall participate in all retirement, welfare, health, and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer.

(d) The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive’s duties, including cell phone expenses, which are incurred and accounted for in accordance with the normal practices of the Employer.

(e) The Employer shall provide the Executive with paid vacation in accordance with Employer’s policies, which shall be taken in accordance with any banking rules or regulations governing vacation leave.

4. Termination.

(a) The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b) The Agreement will be terminated upon the death of the Executive. In this event, the Executive’s estate shall receive any sums due Executive as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued through the date of death (including any amounts awarded for previous years but which were not yet vested).

(c) The Employer may terminate this Agreement upon the disability of the Executive for a period of 180 days which, in the opinion of the Board of Directors, renders Executive unable to perform the essential functions of Executive’s job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a “disability” is defined as a physical or mental impairment that substantially limits one or more major life activities, and a “reasonable accommodation” is one that does not impose an undue hardship on the Employer. During the period of any incapacity leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive his or her full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Executive shall receive any bonus earned or accrued through the date of incapacity (including any amounts awarded for previous years but which were not yet vested).

(d) The Employer may terminate this Agreement for Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due Executive as base salary and/or reimbursement of expenses through the date of such termination.

(e) The Employer may terminate this Agreement without Cause or the Executive may terminate for Good Reason upon delivery of a Notice of Termination to the other patty. If the Executive’s employment is terminated without Cause or for Good Reason under this provision during the Initial Term, the Employer shall pay to the Executive severance compensation in an amount equal to (a) the greater of 100% of Executive’s then current monthly base salary each month for 12 months from the date of termination, or one month’s salary at Executive’s then current monthly base salary for each month of Executive’s employment with Employer up to the date of termination, plus (b) any bonus earned or accrued through the date of termination contingent upon the Executive’s compliance with Sections 6, 7, 8 and 9 of this Agreement. If the Executive’s employment is terminated without Cause or for Good Reason under this provision after the Initial Term, the Employer shall pay to the Executive severance compensation in an amount equal to (a) 100% of the Executive’s then current monthly base salary each month for 12 months from the date of termination, plus (b) any bonus earned or accrued through the date of termination contingent upon the Executive’s compliance with Sections 6, 7, 8 and 9 of this Agreement, and (c) any and all unvested Options previously granted to the Executive under that certain Square 1 Financial, Inc. 2005 Stock Option Plan hereunder shall become immediately exercisable, and the time for exercise of all of Executive’s Options, other than any Options issued to the Executive in 2005 for a $10.00 exercise price that are eligible for incentive stock option treatment, shall be extended to the later of (i) December 31 of the calendar year in which the Option otherwise would have expired, or (ii) two and one-half months after the date of the Option would have expired. Notwithstanding the above, the payment of any severance or extension of severance benefits hereunder is expressly conditioned upon Executive’s execution and nonrevocation of a severance agreement and a release of claims against the Employer in a mutually agreeable form.

(f) The Executive may terminate this Agreement voluntarily at any time by delivering a Notice of Termination. If the Executive resigns under this provision, the Executive shall receive any sums due Executive as base salary and/or reimbursement of expenses through the date of such termination.

(g) With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.

(h) The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer’s independent accountants acting as auditors for the Employer determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the compensation being treated as “excess parachute payments” under Section 280G. The allocation of the reduction required hereby among the termination benefits payable to the Executive shall be determined by the Executive. In the event that the Bank becomes in troubled condition, any severance payment will be in conformance with federal and state regulatory guidelines.

(i) The parties intend that no Options issued to Executive be subject to the application of the additional 20% tax treatment prescribed by Section 409A of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer’s independent accountants acting as auditors for the Employer determine that the extension for the time for exercise of any of the Options pursuant to the provisions hereof would cause Executive to be liable for the additional 20% tax under Section 409A, with respect to such Options, then the extension for the time for exercise shall be deemed null and void as to such Options subject to the additional 20% tax.

5. Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future). For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during Executive’s employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6. Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform Executive’s duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after Executive’s employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7. Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform Executive’s duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during Executive’s employment and following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

8. Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer hardware, programs, software, or communications equipment, cell phones, handbooks, data files, models, samples, credit cards, building and parking access cards, office and desk keys, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

9. Restrictive Covenants.

(a) No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact.

(b) No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c) Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director, employee, agent, or officer of, or consultant to, a depository financial institution, holding company therefor, or venture debt fund if such depository institution, holding company or venture debt fund engages in the “Business” and has one or more offices or branches located in, or solicits or accepts business from, the Territory or is specifically identified as a “Competing Business.”

10. Independent Provisions. The provisions of the above Sections 9(a), 9(b) and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11. Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that Executive’s right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of Executive’s estate.

12. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of North Carolina.

14. Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15. Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

16. Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b), or 9(c) the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

17. Certain Definitions.

(a) “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b) “Business” shall mean the operation of a depository financial institution or venture debt fund, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper from the venture capital markets and venture financed portfolio companies, the solicitation and funding of loans and the provision of other banking services to the venture capital markets and venture financed portfolio companies, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

(c) “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Employer (provided that the Board of Directors determines in good faith that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (D) the exhibition by the Executive of a standard of behavior within the scope of Executive’s employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, is materially detrimental to the

Employer’s best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; or (E) the failure of the Executive to devote Executive’s full business time and attention to Executive’s employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.

(d) “Competing Business” shall mean any entity or person that, in whole or in part, seeks to, or does, compete for depositors or customers in the “Business,” as defined in Section 17(b) above. Executive understands and agrees that as of the date of execution of this Agreement, the term “Competing Business” includes Silicon Valley Bank, Comerica Bank, Bridge Bank, Greater Bay Bank, Cupertino National Bank, RBC, Wells Fargo’s Technology Group, Escalate Capital, General Electric, General Electric Capital, Hercules Technology Growth Capital, Horizon Technology Finance, Lighthouse Capital Partners, Oxford Finance Corporation, Pinnacle Ventures, Sand Hill Finance, and Western Technology Investment/Venture Lending & Leasing.

(c) “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (i) through (viii) hereof, without the consent of the Executive:

(i) a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from Executive’s status, title, position, except in connection with the termination of Executive’s employment for Disability or Cause, as a result of Executive’s death, or by the Executive other than for Good Reason;

(ii) a reduction in the Executive’s base salary below the level of Executive’s prior year base salary;

(iii) the Employer’s requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive on the effective date of this Agreement, except for reasonably required travel on the Employer’s business;

(iv) the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive participates, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating on the effective date of this Agreement;

(v) the insolvency or the filing (by any party, including the Company or the Bank) of a petition for bankruptcy of the Company or the Bank, which petition is not dismissed within sixty days;

(vi) the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

(h) “Territory” shall mean a radius of 100 miles from any location where the Employer conducts the “Business” and in, or for, which Executive has had access to confidential information about Employer’s business plans, operations, or customers.

(i) “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Good Reason or for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its officers thereunto duly authorized , and the Executive has signed this Agreement, as of the date first above written.

ATTEST:	SQUARE 1 BANK

/s/ Beth Reeves	/s/ Richard J. Casey

SQUARE 1 FINANCIAL, INC.

/s/ Beth Reeves	/s/ Richard J. Casey

/s/ Judith Erwin
Executive